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                                                                 EXHIBIT (a)(10)

[Employee Name]

BELOW IS A SUMMARY OF YOUR ELECTION IN THE STOCK OPTION EXCHANGE PROGRAM:
(election recorded: [date] [time] Pacific Time)

You have elected to exchange the following option grants:

Shares            Grant date           Price


Total: _______ shares

PLEASE NOTE - THE ITEMS LISTED ABOVE ONLY REFLECT THOSE OPTION GRANTS YOU SPECIFICALLY SELECTED FOR EXCHANGE. SINCE YOU HAVE ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, ANY OTHER OPTIONS GRANTED TO YOU WITHIN SIX MONTHS PRIOR TO THE DEADLINE WILL AUTOMATICALLY BE EXCHANGED REGARDLESS OF WHETHER YOU CHECKED THE BOX FOR THOSE GRANTS.

Assuming that you are otherwise eligible to receive a Replacement Option on the Replacement Option Grant Date (you have been continuously employed by the company since making your valid election to participate in the Offer), you will receive a Replacement Option grant equal to the number of shares you validly tendered PLUS that amount equal to the number of shares for which you have received option grants within six months prior to the Expiration Date (excluding Formula Grants), which are being AUTOMATICALLY exchanged as described in the preceding paragraph.

Thank you. Please save this email for your records.

YOU MAY CHANGE YOUR ELECTION AS MANY TIMES AS YOU WISH PRIOR TO THE DEADLINE. DEADLINE FOR ELECTIONS: 10:00 P.M. PACIFIC TIME, _________ __, 2001.

TO CHANGE YOUR ELECTION, LOG ON TO THE STOCK OPTION EXCHANGE WEBSITE AT http://__________________________________, AND INDICATE YOUR NEW CHOICES.